Exhibit 99.1

Pharmacopeia, Inc. Adopts Stockholder Rights Plan

        PRINCETON, New Jersey, September 4, 2002—Pharmacopeia, Inc. (Nasdaq: PCOP) today announced that its Board of Directors has adopted a Stockholder Rights Plan. The Rights Plan, which is similar to plans adopted by more than 2,200 publicly-traded companies, is designed to ensure that Pharmacopeia's stockholders receive fair and equal treatment in the event of an unsolicited attempt to take control of the Company, and to deter coercive or unfair takeover tactics in connection with these activities by potential acquirers. The Company stated that the Rights Plan is not being adopted in response to any known attempt to acquire control of Pharmacopeia.

        Under the Rights Plan, preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock, payable to stockholders of record of the Common Stock as of the close of business on September 17, 2002. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $60.00 per Right.

        Initially, the Rights will be attached to and trade with the Company's Common Stock, will be represented by the certificates for the Common Stock, and will not be exercisable. The Rights generally become exercisable and will separate from the Common Stock (i) ten calendar days after a person or group acquires beneficial ownership of fifteen percent (15%) or more of the Company's Common Stock, or (ii) ten business days (or a later date following such announcement if determined by the Board of Directors in accordance with the Rights Plan) after the announcement by a person or group of a tender offer or an exchange offer which, if successfully consummated, would result in such person or group owning fifteen percent (15%) or more of the outstanding Common Stock.

        Generally, if the Rights become exercisable, then each holder of Rights (other than the acquiring person or group) will be entitled to purchase, upon payment of the exercise price of the Rights, shares of Common Stock of the Company at one-half of the then-current market price. In addition, if, after the Rights become exercisable, the Company is acquired in a merger or other business combination, or fifty percent (50%) or more of its assets or earning power are sold, each Right will entitle the holder to purchase, upon payment of the exercise price, shares of common stock of the acquiring company at one-half of the then-current market price of such common stock.

        Further, at any time after a person or group becomes the beneficial owner of fifteen percent (15%) or more (but less than fifty percent (50%)) of the Company's Common Stock, the Pharmacopeia Board of Directors may exchange one share of Common Stock for each Right (other than Rights held by the acquiring person or group).

        The Rights are redeemable for $.0001 per Right at the option of the Board of Directors at any time prior to the close of business on the tenth calendar day after a person or group acquires beneficial ownership of fifteen percent (15%) or more of the Company's Common Stock, subject to certain exceptions. If not redeemed, the Rights will expire on September 4, 2012.

        Commenting on the adoption of the Rights Plan, Joseph A. Mollica, Ph.D., Chairman of the Board, President and Chief Executive Officer of the Company, said, "The Board of Directors believes that a Rights Plan provides one of the best available means of protecting the interests of stockholders. The Rights are not designed to prevent an acquisition of the Company on fair and equitable terms; rather, the Rights Plan provides the Board with flexibility and an enhanced capability to ensure that stockholders realize the full value of their investment in the Company."

        Details of the Rights Plan will be mailed to all Company stockholders.

        Pharmacopeia (www.pharmacopeia.com) is a leader in enabling science and technology that accelerates and improves the drug discovery and chemical development processes. Pharmacopeia's drug discovery business integrates proprietary small molecule combinatorial and medicinal chemistry, high-throughput screening, in-vitro pharmacology, computational methods and informatics to discover and optimize lead compounds. Pharmacopeia's software subsidiary, Accelrys, develops and commercializes molecular modeling and simulation software for the life sciences and materials research markets, cheminformatics and decision support systems, and bioinformatics tools including gene sequence analysis. Accelrys Consulting Services provides expert assistance in the configuration, implementation and integration of a wide variety of software solutions to enable superior research and discovery. Pharmacopeia had 2001 annual revenues of approximately $122 million, and is headquartered in Princeton, NJ.

        When used anywhere in this document, the words expects, believes, anticipates, estimates, and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein may include statements addressing future financial and operating results of Pharmacopeia. Pharmacopeia has based these forward-looking statements on its current expectations about future events. Such statements are subject to risks and uncertainties including, but not limited to, the successful implementation of Pharmacopeia's strategic plans, the acceptance of new products, the obsolescence of existing products, the resolution of existing and potential future patent issues, additional competition, changes in economic conditions, and other risks described in documents Pharmacopeia has filed with the Securities and Exchange Commission, including its most recent report on Form 10-K and subsequent reports on Form 10-Q. All forward-looking statements in this document are qualified entirely by the cautionary statements included in this document and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by forward-looking statements contained in this document. These forward-looking statements speak only as of the date of this document. Pharmacopeia disclaims any undertaking to publicly update or revise any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:
John J. Hanlon
Executive Vice President and Chief Financial Officer
Pharmacopeia, Inc.
(609) 452-3600
irreq@pharmacop.com